Exhibit 10.2

LOAN AGREEMENT

This Agreement is made and entered into on January 17, 2022 by and between:

THE INVESTOR:

Investor’s company name: Arab League Investment Group

Investor’s location: Cairo, Egypt.

Investor’s Commercial Registration No: ARUN2007

Investor’s company address: Arab League Tahrir Square, Downtown Business District, Cairo, Egypt

Name of representative person authorized to sign: Ahmed Aboul Gheit

Designation/Title/Job: Arab League Secretariat

Bank name: Arab Bank
Account full name: Arab League Investment Group

Account Username: ARAB LEAGUE

Account unique code: 16728

Bank Account Number: 3883093002
Bank BIC/Swift Code: ARABJOAX100

Investor’s admin email: admin@arablge.com

Investor’s information email: info@arablge.com

Investor’s customers care email: support@arablge.com

Investor’s website: www.arablge.com

and

THE FINANCED COMPANY/BORROWER:

Company’s name: PHI GROUP, INC.

Borrower’s nationality: The United States of American (U.S.A.)

Borrower’s Commercial Registration No: 2017-000769478

Borrower’s company address: 2323 Main Street, Irvine, CA 92614, U.S.A.

Borrower’s name of representative person authorized to sign: Henry Dack Fahman

Borrower’s Designation/Title/Job: Chairman & Chief Executive Officer

Borrower’s email: henry@phiglobal.com

Borrower’s website: www.phiglobal.com

Bank account name: PHILUX Capital Advisors, Inc. (a wholly-owned subsidiary of the Borrower)

Bank name: Bank of The West – BNP Paribas
Bank account number: 068423706
Bank SWIFT CODE: BWSTUS66

Bank address: 6881 Warner Avenue, Huntington Beach, CA 92647, U.S.A.

The Financed Company has a business plan to acquire profitable activity which will create wealth and value over more than a fifteen (15) years’ investment plan.

●	The Financier and The Financed companies are collectively referred to as the Parties.

●	Therefore, in consideration of the foregoing facts and the mutual representations and covenants hereinafter set forth, the parties hereto agree as follows:

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STATEMENT

●	The Financier warrants and undertakes that it is ready, willing and able to make a cash- backed term investment loan of two point five percent (2.5%) interest rate per annum for fifteen (15) years with amortization and the first 3 (three) years of grace as to interest servicing, and principal to be repaid at the end of the ten (15) years or more as will be decided to The Financed Company to fund the projects listed under purpose.

●	The Financed Company accepts the terms and conditions of the term loan proposed by the Financier as set out above to finance its projects identified under purpose.

●	This Agreement may be executed only once, to the value of Two Hundred Million U.S. Dollars (USD 200,000,000) required in one tranche, or in multiple tranches, up to the total value of Two Hundred Million U.S. Dollars (USD 200,000,000) under the same terms and conditions herein consented by both parties.

ARTICLE (1) - PREAMBLE

The recitals set forth above constitute an integral part of this agreement at all time and considered as a fundamental condition to execute it between The Financier and The Financed Company on a mutually agreed basis.

ARTICLE (2) - PURPOSE OF THIS AGREEMENT

2.1	The Financier and The Financed Company as set out in this Loan Agreement.
2.2	The Financier warrants and undertakes that it has the financial resources to make a cash back term Loan at an annual interest rate of 2.5% (two-point five percent) of requested value for at least fifteen (15) years with the first 3 (three) years of grace as to interest servicing and principal to be repaid at the end of the fifteen (15) years to The Financed Company in order to fund the projects listed under purpose in this section.
2.3	The Financed Company accepts the terms and conditions of the term loan from the Financier as set out above to finance its projects identified under purpose.
2.4	The Financier will provide immediate funding to The Financed Company to complete and settle the Acquisitions of Businesses – Total Financing Amount of Two Hundred Million U.S. Dollars (USD 200,000,000).
2.5	The Loan funds will be utilized to settle and complete the acquisition prices, the business development to implement the respective project/business, and its marketing plans.

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ARTICLE (3) - RIGHTS GRANTED

3.1	Subject to the terms and upon the conditions set forth herein, throughout the duration of this Agreement, The Financier hereby accept to make available to The Financed Company the cash amount of Two Hundred Million U.S. Dollars (USD 200,000,000).
3.2	The Financed Company is accepting this loan at the rate of 2.5% (two point five percent) interest per year payable at the end of each anniversary date, and loan payable in a minimum duration of fifteen (15) years plus the first 3 (three) years of grace period for servicing interest, with principal to be repaid in by a lump sum payment within or at the end of fifteen (15) years. The Financier is to make available Two Hundred Million U.S. Dollars (USD 200,000,000) to fund as agreed with The Financed Company immediately upon execution of this agreement.

ARTICLE (4) – PURPOSE

The provision of the fund is to enable the Financier to make a cash backed loan to The Financed Company as set out in Article 2 in this agreement and any top-up the loan principal amount as mutually agreed thereto from time to time by the parties.

ARTICLE (5) - DUTIES OF THE FINANCIER

Duties of the financier, under the terms and conditions of this contract shall be as follows:

(5.1)	To sign copies of the agreement
(5.2)	To introduce the financed company to his bank, to create a witness offshore account.
(5.3)	To make a transfer order to his bank for fund release proper.
(5.4)	To nominate his desired insurance firm from any part of the world where he chooses the borrower to obtain the insurance bond from to secure the loan sum.

ARTICLE (6) - DUTIES OF THE FINANCED COMPANY

The duties of The Financed Company, under the terms and conditions of this contract shall be as follows:

(6.1)	To counter-sign the agreement, write an official loan request letter using his full company details on letterhead
(6.2)	To provide his recent statement of account which will confirm to the investor that it is in good banking relationship with its local bank.
(6.3)	To follow the instruction of the investors Bank to create a witness offshore bank account with the investor’s bank.
(6.4)	To provide indemnity protection wrap cover based on investor’s recommendation as stated in Article 5

ARTICLE 7- STEPS FOR FUNDING.

(7.1)	After both parties have signed the loan agreement, the investor shall cause their bank to contact the receiving team and advise them on how to open offshore online account with investor’s bank.
(7.2)	The receiving team shall create an offshore bank account with the investor’s bank, this account shall be free of charge; however, if there are charges such as activation fee, account opening fee, the investor shall bear the cost for the little fees.

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(7.3)	This account shall serve as a mediator account between the investor and the borrower, to enable the bank stand as witness and guardian institution against risk in favor of both parties.
(7.4)	The investor’s bank shall credit the required funds in the borrower’s offshore online account,
(7.5)	The Borrower having the license of Overseas Security Advisory Council and indemnity protection wrap cover through Global insurance incorporation shall have the right to make transfer to any part of the world by bank swift.

ARTICLE (8) - DURATION OF THIS AGREEMENT

(8.1)	This present Agreement shall become effective on the date signed below by the Financier Company and the Financed Company Representatives.
(7.2)	The proof of acknowledgement of fund in account should be obtained from the receiving bank, as an evidence that the money has been received by The Financed Company to identify the validity and Starting Date of this Loan Agreement.

ARTICLE (9) - COLLATERAL FOR LOAN

(9.1)	If the collateral does not cover the total of the loan value, then borrower should cover any prorated difference through principal protected note (PPN) and indemnity capital protection wrap (WCP) of the value worth the still uncovered balance.
(9.2)	Such notes will be issued to lender and signed by borrower for the tenure of the loan that can either called upon or case of defaulted on the loan by the borrower.

ARTICLE (10) - EXPIRATION AND CANCELLATION

This Agreement shall expire as provided in Article 9. It may also be terminated by either party for any of the following reasons and conditions:

(10.1)	If after the signing of the contract, the fund agreed in this contract has not been availed into account of The Financed Company by the Financier for whatsoever reason, this contract will be automatically canceled and The Financed Company has rights or jurisdiction to claim any compensation or amount from the Financier in addition to the immediate refund of the processing fee.
(10.2)	This agreement between the two parties could be cancelled on the mutual terms and conditions agreed and specified.
(10.3)	The Financier has the full rights and jurisdiction to cancel this agreement if The Financed Company fails to pay the agreed interest in 3 (three) consecutive years. The Financier is then empowered to retrieve Two Hundred Million U.S. Dollars (USD 200,000,000) from The Financed Company in addition to the interest for the three (3) consecutive years.
(10.4)	Either party could cancel the agreement after settling his liabilities with the other party in the following way:

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3.3	The Financier has the full rights to terminate the contract without any penalty or deduction if The Financed Company fails to use the aforementioned fund as stated in this agreement. The Financier is then empowered to retrieve the Two Hundred Million U.S. Dollars (USD 200,000,000) from The Financed Company in additional to the accrued interest.

3.4	The Financed Company can terminate this agreement at any time by paying back Two Hundred Million U.S. Dollars (USD 200,000,000) in addition to any accrued interest.

(i)	Furthermore, the present agreement will be terminated in the event that either party ceases activities, liquidates or dissolves itself, demands a moratorium involving a large part of its assets, ceases to make payments, declares bankruptcy, and is declared in judicial adjustments or liquidation or become the object of any similar procedure, becomes the object of a judgment ordering it to cease activities, has its assets seized or has trustee or receiver appointed.

ARTICLE (11) - COMPENSATION FOR EXPENSES

3.1	(11.1) Both parties hereby agree that expenses as made by The Financed Company in the period of the release and transfer of Two Hundred Million U.S. Dollars (USD 200,000,000) will be deducted from the principal sum on completion of the transaction and transfers. These expenses are subject to verification and on proper confirmation by the Financier Company.
(11.2) The Financed Company is then empowered to automatically deduct these expenses from the Principal fund released.

ARTICLE (12) - CONFIDENTIALITY AND ANONYMOUSITY

The parties hereto agree to respect the confidentiality nature of information which they receive during the term of this agreement, including information concerning the sale, distribution, financial statement or bank or account information of the company or the signatory of this agreement , and they undertake to keep such information strictly confidential during the said term, and after the termination or non-renewal of the agreement.

ARTICLE (12) - WAIVER

No forbearance on the part of either party in enforcing its rights under this agreement, nor any renewal, extension, or rearrangement of any payment or covenant to be performed by the other party hereunder shall constitute a waiver of any term of this agreement or a forfeiture of any such right.

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ARTICLE (13) – NOTICE

13.1	Any notice demand, request, consent, approval, designation, specification or other communication given or made, or required to be given or made here under, shall be in writing and shall be hand-delivered or sent by registered air mail (postage fully prepaid) addressed to nominated address of the First and The Financed Company or to such other address of facsimile or telex number or person as either party may hereafter designate.
13.2	A notice shall be deemed to have been given and received:
	(i)	When left at the appropriate address if hand-delivered or sent by registered mail;
	(ii)	When actually received if sent by facsimile or electronic data exchange; or
	(iii)	When dispatched and the correct answerback received if sent by telex or facsimile.

ARTICLE (14) - FORCE MAJEURE

(14.1)	Non-compliance by either the Financier or The Financed Company owing to Force Majeure with any of the said obligations shall not lead to the termination of this agreement provided either the Financier or The Financed Company has, as soon as possible under the circumstances, notified the other party in a letter sent by registered mail, of the reason for non-compliance. Pursuant to this clause, Force Majeure shall be deemed to be any unforeseeable and irresistible event provoked by an external cause, which constitutes an obstacle to the performance of an obligation, such as foreign or civil war, riots, acts of public enemies, general strikes, sabotage, piracy, fire, explosion, natural disasters and act of local government and parliamentary authority.
(14.2)	Both parties agreed to interrupt the Agreement for the period of such event and until the activities resume normally.

ARTICLE (15) - GOVERNING LAW AND JURIDICTION

15.1	All difference concerning the validity, the interpretation or the performance of the present Agreement shall be finally settled under the rules of conciliation and arbitration of the international Chamber of Commerce by a single arbitrator appointed in accordance with the said rules. The seat of such arbitration shall be GENEVA, SWITZERLAND and the language of such arbitration shall be English.

15.2	This agreement shall in all respects be governed and construed in accordance with the law of the country that the agreement is executed, delivered and performed within.

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ARTICLE (16) - MISCELLANEOUS PROVISIONS

16.1	This Agreement may be amended only by a written document signed by both parties or by their duly authorized representatives.
16.2	This agreement supersedes all prior agreements between the parties (written or oral) and is intended as a complete and exclusive statement of the terms of the Agreement between the parties.
16.3	A signed facsimile/e-mail copy of the document may be accepted as original.
16.4	All reference to a year or a month shall mean a calendar year and a period of thirty days respectively.
16.5	In the event that this agreement is translated into any other language, the English Language version hereof shall govern.

Executed in this 17th day of January 2022

SIGNATURES:

THE INVESTOR
Arab League Investment Group

/s/ Ahmed About Gheit
Authorized Person: Ahmed Aboul Gheit
Designation: Arab League Secretariat

THE FINANCED COMPANY/BORROWER
PHI GROUP, INC.

/s/ Henry D. Fahman
Authorized Person: Henry Dack Fahman
Designation: Chairman & Chief Executive Officer

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